EXHIBIT 10.3
LETTER OF UNDERSTANDING - INTERNATIONAL ASSIGNMENT

June 7, 2022

Nick Tzitzon

Dear Nick:

On behalf of ServiceNow, Inc. (the “Company”), we are pleased to offer you the opportunity of an international assignment from Waltham, Massachusetts, USA (your “Home Location”) to Dublin, Ireland (your “Host Location”), continuing in your current role as Chief Strategy and Corporate Affairs Officer reporting to Bill McDermott (your “International Assignment”). For the purposes of the International Assignment, you will remain an employee of ServiceNow, Inc. in your Home Location, and will be seconded to ServiceNow Ireland Limited in your Host Location. Upon completion of your International Assignment, it is expected that you will repatriate to your Home Location in accordance with the terms and conditions that govern your International Assignment. All Company policies and the terms of your employment with the Company will remain applicable to you throughout your International Assignment, and this letter of understanding outlines the additional terms and conditions of your International Assignment.

ASSIGNMENT DURATION:

The anticipated duration of your International Assignment is 12 consecutive months, with an anticipated start date of August 1, 2022, contingent on your valid work and residence authorization, and anticipated end date of August 3, 2023. The Company, at its discretion, may change the dates or duration of your International Assignment based on business need. At the conclusion of your International Assignment, it is expected that you will repatriate to your Home Location.

BASE SALARY:

You will continue to receive a base salary of $22,916.66 on a semi-monthly basis, which is equal to $550,000 annually. Your salary will continue to be paid in your Home Location by the Company.

BONUS:

You will continue to be eligible to participate in the Corporate Incentive Bonus Plan (the “Bonus Plan”) and your annual incentive bonus target is 100% of your base salary, payable based upon Company and individual performance. Your eligibility and compensation under the Bonus Plan will be governed by the terms of the Bonus Plan as may be amended from time to time and applicable Company policy, as established from time to time. The payment of any bonus (if any) and its amount shall be at the absolute discretion of the Company. You must be actively employed by the Company on the bonus payment date to be eligible to earn and/or receive a bonus payment. The Company reserves the right to review, amend, replace or withdraw the Bonus Plan at any time. The Company shall make such deductions from any bonus payment payable to you as shall be required by law.

BENEFITS:

During your International Assignment you will remain eligible to participate in certain Home Location benefits (Life and Disability insurances, Employee Assistance Program, and 401(k)). While on International Assignment, the Company agrees to temporarily suspend your enrollment in and payroll deductions for Home Location medical, dental, and vision insurances. In lieu of the aforementioned enrollments, the Company agrees to provide medical, dental, and vision insurance through an expatriate healthcare plan, for you and your family, during your International Assignment. If these benefits are deemed to be taxable in the Host Location based on local tax laws, the Company will cover additional tax assistance to offset all country government tax responsibilities to the applicable tax authorities.

PHYSICAL EXAMINATIONS, INOCULATIONS, VACCINATIONS AND DOCUMENTATION:

It will be your responsibility to ensure that you and accompanying family members undertake necessary physical examinations, inoculations, and vaccinations. Prior to commencement of the International Assignment, you must also obtain any necessary medical records and documents that are required by the laws of either your Home Location or Host Location. The Company will reimburse any such expenses not covered by your health plan.

RELOCATION ASSISTANCE & ASSIGNMENT BENEFITS:

The Company is pleased to offer you relocation assistance and international assignment benefits in connection with your International Assignment. Please see the enclosed Global Relocation International Assignment Benefits Summary for a summary of the relocation and assignment benefits for which you will be eligible in connection with (i) your move to the Host Location; and (ii) your repatriation back to your Home Location.

Upon acceptance of your International Assignment offer, your relocation benefits process will be formally initiated with the Company’s relocation vendor.

IMMIGRATION SUPPORT:

The Company will sponsor and coordinate the application for any work permits and/or work visas for you required by the Host Location. The Company will assist in applying for appropriate dependent visas for your accompanying family per local requirements. Your International Assignment will not commence until the appropriate visas or work permits have been approved and obtained. The Company will coordinate and pay for the immigration expenses directly with the service provider.

TAX EQUALIZATIONS AND HYPOTHETICAL WITHHOLDING:

In accordance with the Company’s International Assignment Tax Equalization Philosophy (as detailed in the Addendum to this Letter of Understanding, which forms part of this Letter of Understanding), you should not experience either positive or negative income or social security tax effects as a result of working outside of your Home Location.

You will be tax equalized to your home state and country (e.g., Waltham, Massachusetts, USA) for the duration of your International Assignment.

To achieve this, your current actual tax withholdings may cease, in part or in full, and an estimated hypothetical tax may be calculated and withheld from your wages instead, depending on the length of your assignment. This hypothetical tax is a deduction from your pay corresponding to the stay-at-home income taxes (such as national, provincial, canton, state, local, and municipal income, and social taxes) that you would have paid on your income had you remained in your Home Location.

TAX SUPPORT:

For each tax year of your International Assignment, the Company will provide you with the services of our global tax service provider Ernst & Young (“EY”) to assist with preparation of your tax returns. For the tax year following your repatriation, the Company will provide you tax preparation support for any mandatory trailing liability reporting in the Host Location.

In addition, EY will provide you with tax briefings to help you understand the tax implications of your International Assignment in both the Host Location and the Home Location. These briefings will cover key decisions regarding your personal tax filings in both countries. However, please understand that personal financial and tax planning are not within the scope of services EY will provide to you and their advice will be limited to the time and scope of your International Assignment.

Further details regarding the tax briefing and tax filing preparation services are included in the Addendum to this Letter of Understanding.

RESIGNATION AND TERMINATION OF YOUR EMPLOYMENT DURING YOUR INTERNATIONAL ASSIGNMENT

If, at any time during your International Assignment, your employment with the Company is terminated without “Cause” (as defined in your Employment Letter Agreement dated August 20, 2021) or you resign for “Good Reason” (as defined in your Employment Letter Agreement dated August 20, 2021), your eligibility for international assignment benefits will cease on the date of your termination. The Company will provide you repatriation assistance back to your Home Location solely in the form of (i) repatriation of your household goods; and (ii) the costs of your return travel, as described in the enclosed Global Relocation International Assignment Benefits Summary. In addition, you will receive the tax equalization and tax support described above.

Alternatively, if you resign without “Good Reason” (as defined in your Employment Letter Agreement dated August 20, 2021) or your employment is terminated for “Cause” (as defined in your Employment Letter Agreement dated August 20, 2021) at any time during your International Assignment, your eligibility for relocation assistance and international assignment benefits will cease on the date of your termination. However, any and all expenses you incur subsequent to your date of termination will be your responsibility alone, and the Company will not be responsible for costs you incur in departing from or remaining in the Host Location. Further, the provision of tax equalization and tax support will remain in the sole discretion of the Company.

In addition, if you resign or your employment is terminated “For Cause” (as defined below) at any time during your International Assignment, you will be required to repay the Company the total cost of the relocation assistance incurred by the Company on your behalf (including, for the avoidance of doubt, any gross up payments made for tax equalization purposes), save that your repayment obligation will be reduced by 1/12th for each month of service you complete following the start date of your International Assignment. Thereafter, no repayment shall be required. You agree to repay all amounts due to the Company within ten (10) calendar days following your termination date and you hereby authorize the Company to withhold such amount from any amounts owed to you by the Company, to the extent legally permitted. Details of the total cost will be provided to you in due course, once available. You further agree to execute any documents and/or agreements necessary at the time the reimbursement is triggered to authorize the Company to withhold such amount from any amounts owed to you by the Company, to the extent legally permitted.

AT-WILL EMPLOYMENT:

This Letter of Understanding is not an employment offer or employment contract or a guarantee of continued employment. Your employment with the Company remains “at-will” and the terms of your employment with the Company, including your At-Will Employment, Confidential Information and Invention Assignment Agreement, and Arbitration Agreement will remain in effect throughout your International Assignment.

To indicate your acceptance of the benefits outlined above as well as your repayment obligations, please sign below and return this letter to the Global Mobility Team no later than June 24, 2022. This Letter of Understanding is valid until this date but should you have any questions or concerns, please don’t hesitate to contact .

Our best wishes for success in your new location!

Sincerely,

/s/ Jacqui Canney
Jacqui Canney

On Behalf of ServiceNow – AMS

ACCEPTED AND AGREED:

By:     /s/ Nick Tzitzon                    Date: June 22, 2022
Nick Tzitzon

Attachments:     Addendum to Letter of Understanding - International Assignment
Global Relocation International Assignment Benefits Summary